Exhibit 10.3
Execution Version

CUSIP Number: 74734GAB8
Senior Secured Revolving Credit Facility
CREDIT AGREEMENT
dated as of December 17, 2010
among
QRE OPERATING, LLC
as Borrower,
QR ENERGY, LP,
QRE GP, LLC,
The Lenders Party Hereto
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.
as Syndication Agent,
ROYAL BANK OF CANADA,
THE ROYAL BANK OF SCOTLAND plc, and
TORONTO DOMINION (NEW YORK) LLC,
as Documentation Agents

WELLS FARGO SECURITIES, LLC,
J.P. MORGAN SECURITIES LLC,
RBC CAPITAL MARKETS,
RBS SECURITIES INC. and
TD SECURITIES LLC,
as Co-Lead Arrangers and Joint Bookrunners

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Legal Opinion of Vinson & Elkins L.L.P., special counsel to the Borrower
Exhibit E-2	Form of Legal Opinion of Local Counsel
Exhibit F	Form of Guaranty and Pledge Agreement
Exhibit G	Form of Assignment and Assumption

Schedule 1.02A	Security Instruments
Schedule 1.02B	Transaction Documents
Schedule 7.05	Litigation
Schedule 7.13	Subsidiaries and Partnerships
Schedule 7.17	Gas Imbalances
Schedule 7.18	Marketing Contracts
Schedule 7.19	Swap Agreements
Schedule 9.05	Investments

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     This CREDIT AGREEMENT dated as of December 17, 2010 is among: QRE OPERATING, LLC, a Delaware limited liability company (the “Borrower”); QR Energy, LP, a Delaware limited partnership (“QRE MLP”); QRE GP, LLC, a Delaware limited liability company (“General Partner”); each of the Lenders from time to time party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION, (in its individual capacity, “Wells Fargo”) as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); JPMORGAN CHASE BANK, N.A. (in its individual capacity, “JPMorgan”) as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and ROYAL BANK OF CANADA, THE ROYAL BANK OF SCOTLAND plc, and TORONTO DOMINION (NEW YORK) LLC, as documentation agents for the Lenders (each, in such capacity, together with its successors in such capacity, a “Documentation Agent”).
     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
     Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned to such term in Section 5.05.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents; and “Agent” shall mean either the Administrative Agent, the Syndication Agent or a Documentation Agent, as the context requires.

     “Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The initial Aggregate Maximum Credit Amounts of the Lenders is $750,000,000.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.22(a).
     “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:
Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥ 25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	1.75%	2.00%	2.25%	2.50%	2.75%
ABR Loans	0.75%	1.00%	1.25%	1.50%	1.75%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%
     Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12, then from the time of such failure until the time that Borrower delivers such Reserve Report to the Administrative Agent, the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I, provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon Commitments most recently in effect.
     “Approved Counterparty” means (a) any Lender or any Affiliate of a Lender or (b) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher; provided, that no security may be provided by QRE MLP or any of its Subsidiaries to any Approved Counterparty to secure a Swap Agreement, except as permitted by Section 9.18(b).
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Petroleum Engineers” means (a) Miller & Lents, Ltd., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P., and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
     “Arrangers” means, collectively, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, each in its capacities as co-lead arranger and joint bookrunner hereunder.
     “Assets,” means all Property proposed to be acquired by QRE MLP, the Borrower or its Subsidiaries on or before the Effective Date pursuant to the Transaction Documents.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.
     “Available Cash” means the Available Cash (as defined in the QRE Partnership Agreement) allowed to be distributed to the Partners pursuant to the QRE Partnership Agreement.
     “Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
     “Black Diamond” means Black Diamond Resources, LLC, a Delaware limited liability company.
     “Black Diamond Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 14, 2010, among Black Diamond, JPMorgan, as administrative agent, and each of the lenders and agents from time to time a party thereto.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrower” has the meaning assigned to such term in the preamble hereto.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c), Section 9.12 or Section 9.18(c).
     “Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.
     “Borrowing Base Properties” means the Oil and Gas Properties included in the Borrowing Base then in effect.
     “Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
     “Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
     “Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of QRE MLP, the Borrower or any of its Subsidiaries having a fair market value in excess of the lesser of $10,000,000 and a dollar amount equal to five percent (5%) of the Borrowing Base.
     “Change in Control” means
     (a) the General Partner shall cease to be the sole general partner of QRE MLP, with substantially the same powers to manage QRE MLP as are presently granted to the General Partner under the QRE Partnership Agreement;

     (b) QRE MLP shall at any time cease to own 100% of the Equity Interests of the Borrower; or
     (c) the Permitted Holders shall fail to directly, or indirectly, own beneficially, or to have the power to vote or direct the voting of, Equity Interests representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; provided, however, that with respect to this clause (c) any transferee of Equity Interests of the General Partner by the relevant Permitted Holder who or which is (i) his spouse, child, or any other family member related to him by blood or by marriage, or (ii) a trust or other organizational entity (such as, but not limited to, family trusts or family partnerships, limited partnerships, limited liability companies, or limited liability partnerships) established by him for estate planning purposes (such persons and entities are collectively referred to as “Permitted Transferees”), shall be deemed to be a Permitted Holder and any such transfer shall be permitted without resulting in a Change of Control, provided that, with respect to Permitted Transferees, (x) the relevant Permitted Holder shall maintain at all times 100% legal and beneficial ownership of any such entities to whom he transfers Equity Interests, and (y) such persons or entities shall not be able to transfer any Equity Interests of the General Partner to any person who is not related to the relevant Permitted Holder by blood or marriage, or to any entity which is not 100% owned, legally and beneficially, by the relevant Permitted Holder.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Collateral” means all Property of the Borrower or any other Obligor which is subject to a Lien under one or more Security Instruments.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b); and “Commitments” means the aggregate amount of the Commitments of all Lenders. The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.
     “Commitment Fee Rate” has the meaning assigned to such term in the definition of “Applicable Margin”.

     “Common Units” has the meaning assigned to such term in the QRE Partnership Agreement.
     “Consolidated Net Income” means with respect to QRE MLP and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of QRE MLP and its Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which QRE MLP or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of QRE MLP and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to QRE MLP or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns. For purposes of calculating Consolidated Net Income for any period prior to the Reference Period ending on the fourth fiscal quarter after the Effective Date, such calculation shall be made on a pro forma basis after giving effect to the Transactions (including use of the Initial Financial Statements) as if the Transactions had been consummated on the first day of the applicable Reference Period.
     “Consolidated Subsidiary” means each Subsidiary of QRE MLP (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of QRE MLP in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Current Ratio” has the meaning assigned to such term in Section 9.01(b).
     “Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person (other than firm transportation or drilling contracts); (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that such Lender, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or the exercise of control over such Lender or its parent company, by a Governmental Authority or an instrumentality thereof.
     “Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part, only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
     “Documentation Agent” has the meaning assigned to such term in the preamble hereto.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “EBITDAX” means, for any period, the Consolidated Net Income for such period plus, without duplication the following charges and expenses, to the extent deducted from Consolidated Net Income for such period, the sum of (a) interest, income taxes, depreciation, depletion, amortization, exploration and abandonment expenses, (b) transaction costs, expenses and charges with respect to the Transactions deducted from Consolidated Net Income pursuant to SFAS 141(R) and (c) all other noncash charges, and minus, without duplication and to the extent included in Consolidated Net Income for such period, all noncash income, in each case of QRE MLP and its Consolidated Subsidiaries. For the purposes of calculating EBITDAX and the components thereof for any period of four (4) consecutive calendar quarters (each, a “Reference Period”) pursuant to any determination of the financial ratio contained in Section 9.01(a), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, the EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its

Subsidiaries in excess of the lesser of $30,000,000 and a dollar amount equal to five percent (5%) of the Borrowing Base; and “Material Disposition” means any Disposition of Property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of the lesser of $30,000,000 and a dollar amount equal to five percent (5%) of the Borrowing Base. For purposes of calculating EBITDAX for any period prior to the Reference Period ending on the fourth fiscal quarter after the Effective Date, such calculation shall be made on a pro forma basis after giving effect to the Transactions (including applicable amounts set forth in the Initial Financial Statements) as if the Transactions had been consummated on the first day of the applicable Reference Period.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Embargoed Person” has the meaning assigned to such term in Section 9.22.
     “Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which QRE MLP or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of QRE MLP or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) shall have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of QRE MLP or any of its Subsidiaries is located establish an applicable meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with QRE MLP, the Borrower or any other Obligor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
     “ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder with respect to a Plan as to which the PBGC has not by regulation waived the requirement of section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event, provided that a failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver under section 412(d) of the Code, (b) the withdrawal of QRE MLP, the Borrower, any other Obligor or any ERISA Affiliate from a Multiemployer Plan, (c) the filing of a notice of intent to terminate a Plan under section 4041(c) of ERISA or the termination of a Plan under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, that bear interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Section 10.01.
     “Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by QRE MLP or any of its Subsidiaries or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by QRE MLP or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of QRE MLP or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by QRE MLP or any of its Subsidiaries or materially impair the value of any material Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease and (j) title defects that are the subjects of the procedures described in Section 8.13(c); provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (and not stayed); provided, further that no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Obligor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), and (d) any U.S. Federal withholding Taxes imposed by FATCA other than by reason of a change in law imposed after the date hereof.
     “Executive Order” has the meaning assigned to such term in Section 7.22(a).
     “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letters” means (a) that certain letter agreement dated November 2, 2010, among QRE MLP, Wells Fargo, Wells Fargo Securities, LLC, JP Morgan and J.P. Morgan Securities LLC related to the payment of certain fees by QRE MLP and (b) that certain letter agreement dated November 2, 2010, among QRE MLP, Wells Fargo and Wells Fargo Securities, LLC related to the payment of certain fees by QRE MLP.
     “Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the General Partner.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “General Partner” has the meaning assigned to such term in the preamble hereto.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any other Obligor, any of their Properties, any Agent, the Issuing Bank or any Lender.

     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Guarantors” means, collectively, QRE MLP and each Subsidiary of the Borrower that guarantees the Obligations pursuant to Section 8.15(b).
     “Guaranty Agreement” means the Guaranty and Pledge Agreement dated as of the Effective Date made by QRE MLP and each Subsidiary of the Borrower in favor of the Administrative Agent, in the form attached hereto as Exhibit F, as the same may be amended, modified or supplemented from time to time.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its Subsidiaries.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Borrower or its Subsidiaries.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to such term in Section 12.03(b).
     “Information” has the meaning assigned to such term in Section 12.11.
     “Initial Financial Statements”) means (a) the unaudited pro forma condensed statement of operations of QRE MLP and its Consolidated Subsidiaries for the year ended December 31, 2009, (b) the unaudited pro forma condensed statement of operations of QRE MLP and its Consolidated Subsidiaries for the nine month period ended September 30, 2010, and (c) the unaudited pro forma condensed balance sheet of QRE MLP and its Consolidated Subsidiaries as of September 30, 2010.
     “Initial Reserve Report” means the report of Miller & Lents, Ltd. dated November 11, 2010, with respect to Oil and Gas Properties of the Borrower.

     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
     “Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07.
     “Internal Petroleum Engineer” means the internal petroleum engineers of the Borrower or an Affiliate of the Borrower, as applicable.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
     “Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “JPMorgan” has the meaning assigned to such term in the preamble hereto.
     “LC Commitment” means, at any time, $20,000,000.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Letter of Credit Agreements” means all Letter of Credit Applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
     “Leverage Ratio” has the meaning assigned to such term in Section 9.01(a).
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits in an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Oil and Gas Properties, and (c) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, QRE MLP and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and the Fee Letters.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Revolving Credit Exposure (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Aggregate Maximum Credit Amounts and the principal amount of the Revolving Credit Exposure of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders to the extent set forth in Section 4.03(c)(ii).
     “Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the General Partner, QRE MLP, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any other Obligor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.
     “Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of QRE MLP and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of QRE MLP or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value.

     “Maturity Date” means the date that is five (5) years after the Effective Date.
     “Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgage” means each mortgage, deed of trust or other document creating and evidencing a Lien on real or immovable Property and other Property to secure the Obligations, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.
     “Mortgaged Property” means any Oil and Gas Property which is subject to a Lien under any Security Instrument.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA that is maintained for, or contributed to on behalf of, employees of the Borrower, any Obligor, or an ERISA Affiliate.
     “New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
     “Obligations” means, without duplication, any and all amounts owing or to be owing by the Borrower or any other Obligor (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Secured Hedging Provider under any Swap Agreement, including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Secured Hedging Provider ceases to be a Lender or an Affiliate of a Lender or (ii) by another Secured Hedging Provider that is not a Lender or an Affiliate of a Lender after assignment by a Secured Hedging Provider to such other Secured Hedging Provider that is not a Lender or an Affiliate of a Lender; (c) to any Secured Treasury Management Counterparty under any Treasury Management Agreement and (d) all renewals, extensions and/or rearrangements of any of the above whether or not (except in the case of clause (c)) such Person (or in the case of its Affiliate, the Person affiliated therewith) remains a Lender hereunder.
     “Obligors” means the Borrower and the Guarantors.
     “OFAC” has the meaning assigned to such term in Section 7.22(b)(v).
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower or its Subsidiaries.
     “Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.
     “Participant” has the meaning assigned to such term in Section 12.04(c)(i).
     “Partners” means, collectively, the general partner and the limited partners of QRE MLP from time to time.
     “Patriot Act” has the meaning assigned to such term in Section 8.19.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Holders” means Alan Smith, John Campbell, Toby R. Neugebauer or S. Wil VanLoh, Jr.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA, which is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Obligor, Partnership C or an ERISA Affiliate.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in the United States of America; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
     “Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
     “QRA Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 14, 2010, among Quantum Resources, A1, LP, JPMorgan, as administrative agent, and each of the lenders and agents from time to time a party thereto.
     “QRE MLP” has the meaning assigned to such term in the preamble hereto.

     “QRE Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of QRE MLP, dated as of the Effective Date, and all side letters and other written agreements entered into by the general partner of QRE MLP, on its own behalf or on behalf of QRE MLP, to or with any limited partner of QRE MLP, in each case, as the same may from time to time be amended, modified or supplemented.
     “QRF BB Reductions” has the meaning assigned to such term in Section 6.01(q).
     “QRFC Credit Agreement” means the amended and restated credit agreement dated effective as of May 14, 2010 among QRFC LP, a Delaware limited partnership, JPMorgan, as administrative agent, and each of the lenders and agents from time to time a party thereto.
     “Quantum Funds Credit Agreements” means the QRA Credit Agreement, the QRFC Credit Agreement and the Black Diamond Credit Agreement.
     “Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
     “Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
     “Reference Period” has the meaning assigned to such term in the definition of “EBITDAX”.
     “Register” has the meaning assigned to such term in Section 12.04(b)(iv).
     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Remedial Work” has the meaning assigned to such term in Section 8.10(a).
     “Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Revolving Credit Exposure (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Aggregate Maximum Credit Amounts and the principal amount of the Revolving Credit Exposure of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders to the extent set forth in Section 4.03(c)(ii).

     “Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31 or June 30 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties, together with a projection of the rate of production and future net revenue, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the General Partner.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests of QRE MLP or any its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in QRE MLP or any of its Subsidiaries or for consideration of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests in QRE MLP or any of its Subsidiaries.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
     “Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
     “Secured Hedging Provider” means any Person that is a party to a Swap Agreement with the Borrower or any Subsidiary that entered into such Swap Agreement while such Person was or before such Person becomes a Lender or an Affiliate of a Lender, as the case may be.
     “Secured Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Secured Treasury Management Counterparty.
     “Security Agreement” means the Security Agreement executed as of the Effective Date by the Borrower and the Administrative Agent.
     “Security Instruments” means the Guaranty Agreement, Security Agreement, Mortgages, other agreements, instruments or certificates described or referred to on Schedule 1.02A, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by any Obligor or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender, participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement or Treasury

Management Agreements) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by QRE MLP and/or one or more of its Subsidiaries and (b) any partnership of which QRE MLP or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of QRE MLP.
     “Supermajority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least eighty percent (80%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least eighty percent (80%) of the outstanding aggregate principal amount of the Revolving Credit Exposure (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Aggregate Maximum Credit Amounts and the principal amount of the Revolving Credit Exposure of the Defaulting Lenders (if any) shall be excluded from the determination of Supermajority Lenders to the extent set forth in Section 4.03(c)(ii).
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction (including floors, caps and collars) or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement and rights of offset relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
     “Syndication Agent” has the meaning assigned to such term in the preamble hereto.
     “Synthetic Leases” means, in respect of any Person, all leases which have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which have been, or should have been, properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
     “Total Debt” means, at any date, all Debt of QRE MLP and its Consolidated Subsidiaries on a consolidated basis.
     “Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document and each Transaction Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral and other Properties pursuant to the Security Instruments, (b) each other Obligor, the execution, delivery and performance by such Obligor of each Loan Document and each Transaction Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Obligor, as the case may be and such Obligor’s grant of Liens on Collateral and other Properties pursuant to the Security Instruments and (c) QRE MLP, the consummation of its initial public offering of Common Units.
     “Transaction Documents” means the agreements, instruments or certificates described or referred to on Schedule 1.02B and all other agreements, instruments or documents entered into on or before the Effective Date in connection with the foregoing.
     “Treasury Management Agreements” means any agreements regarding bank services provided to Borrower or any Subsidiary for commercial credit cards, stored value cards and treasury management services, including, without limitation, deposit accounts, auto-borrow, zero balance accounts, returned check concentration, lockbox, controlled disbursements, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and reporting and trade finance services provided by a Secured Treasury Management Counterparty.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
     “Venture” has the meaning assigned to such term in Section 9.05(j).
     “Wells Fargo” has the meaning assigned to such term in the preamble hereto.
     “Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by QRE MLP or one or more of the Wholly-Owned Subsidiaries or are owned by QRE MLP and one or more of the Wholly-Owned Subsidiaries.
     “Withholding Agent” means any Obligor or the Administrative Agent.
     Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
     Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Initial Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
ARTICLE II
The Credits
     Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
     Section 2.02 Loans and Borrowings.
          (a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (d) Notes. Upon request of such Lender, the Loans made by a Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed and such Lender shall promptly return to the Borrower the previously issued Note held by such Lender. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
               (v) the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

               (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Interest Elections.
          (a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.05 Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
          (b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.
          (a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
          (b) Optional Termination and Reduction of Aggregate Credit Amounts.
               (i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.
               (ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
     Section 2.07 Borrowing Base.
          (a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date to occur after such date, the amount of the Borrowing Base shall be $300,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.13(c), Section 9.02(h) or Section 9.12(d).
          (b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on May 1 and November 1 of each year, commencing May 1, 2011. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any six (6) month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations, and the Borrower may elect, by notifying the Administrative Agent of any acquisition of Oil and Gas Properties with a purchase price in excess of the lesser of $50,000,000 and a dollar amount equal to ten percent (10%) of the Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.
          (c) Scheduled and Interim Redetermination Procedure.
               (i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Sections 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Sections 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”), based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Lenders include Oil and Gas Properties located in jurisdictions other than the United States and Canada in the Proposed Borrowing Base.
               (ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
          (A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on or before April 15 and October 15 of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
          (B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
               (iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect such amount shall become the new Borrowing Base effective on the date specified in Section 2.07(d).
          (d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), or adjusted pursuant to Section 2.07(e), Section 8.13(c), Section 9.02(h) or Section 9.12(d), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:
               (i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on May 1 or November 1, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
               (ii) in the case of an Interim Redetermination or adjustment to the Borrowing Base under Section 2.07(e), Section 8.13(c), Section 9.02(h) or Section 9.12(d), on the Business Day next succeeding delivery of such notice.
Such amount shall then become the Borrowing Base, as applicable, until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 8.13(c), Section 9.02(h) or Section 9.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination, Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

          (e) Reduction of Borrowing Base Upon Termination of Swap Agreements. If the Borrower or any Subsidiary shall assign, terminate, unwind or create any off-setting positions in respect of any hedge positions established pursuant to Swap Agreements upon which the Lenders relied in determining the Borrowing Base and the net effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would be to reduce the economic value supporting the Borrowing Base, then the Borrowing Base shall be simultaneously reduced by an amount (as reasonably determined by the Administrative Agent and approved by the Required Lenders) equal to the economic value of such reduction.
     Section 2.08 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
               (i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
               (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
               (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
               (iv) specifying the amount of such Letter of Credit;
               (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
               (vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving

Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
If requested by the Issuing Bank in connection with the issuance or amendment of any Letter of Credit, the Borrower also shall submit a Letter of Credit Application; provided that, in the event of any conflict between such Letter of Credit Application and the terms of this Agreement, the terms of this Agreement shall control.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds (and does provide such reimbursement by the deadline set forth in the first sentence of this Section 2.08(e)) or has submitted a Borrowing Request with respect thereto (by the deadline for reimbursement set forth in the first sentence of this Section 2.08(e)), if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05(a) with respect to Loans made by such Lender (and Section 2.05(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or the Borrower is required to pay to the Administrative Agent the excess attributable to an LC

Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any other Obligor may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the other Obligors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the other Obligors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
     Section 3.02 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (c) Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Obligor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 3.02(a) or (b) (including the Applicable Margin) plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate and in the case of any other amount, the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin) plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate and if an Event of Default has occurred and is continuing, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate otherwise applicable to such Loan as provided in Section 3.02(a) or (b) (including the Applicable Margin) plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that interest accrued pursuant to Section 3.02(c) shall be payable on demand, in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,

Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
     Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made at the rate that is the lower of (A) the Alternate Base Rate plus the Applicable Margin or (B) an alternate rate of interest determined by the Majority Lenders as their cost of funds plus the Applicable Margin for Eurodollar Borrowings.
     Section 3.04 Prepayments.
          (a) Optional Prepayments. Subject to Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part.
          (b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, or in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
          (c) Mandatory Prepayments.
               (i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit

Exposures exceeds the total Commitments, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
               (ii) Upon any redetermination of the Borrowing Base pursuant to Section 2.07(c)(iii) or any adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral either, at its election, (A) in one lump sum payment on or before the date that is 30 days following the receipt by the Borrower of the New Borrowing Base Notice in accordance with Section 2.07(d), or (B) in three (3) equal payments, with each such payment being due on the date that is 30 days, 60 days, and 90 days, respectively, following the date of receipt by the Borrower of the New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower shall notify the Administrative Agent in writing of its election in respect of clauses (A) or (B) of the immediately preceding sentence within ten (10) days following the receipt of the New Borrowing Base Notice in accordance with Section 2.07(d).
               (iii) Upon any adjustment to the amount of the Borrowing Base in accordance with Section 9.02(h) or Section 9.12(d), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the first (1st) Business Day after it receives the applicable New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
               (iv) Upon any adjustment to the amount of the Borrowing Base in accordance with Section 2.07(e), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). If the net proceeds received by QRE MLP or its Subsidiaries from the unwinds or other actions described in Section 2.07(e) equals or exceeds the prepayment or cash collateral amount required under this Section 3.04(c)(iv), then the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral in one lump sum payment on the first (1st) Business Day after it receives the applicable New Borrowing Base Notice in accordance with

Section 2.07(d); however, if such net proceeds received by QRE MLP or its Subsidiaries is less than the prepayment or cash collateral amount required under this Section 3.04(c)(iv), then the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral by (A) making a prepayment and/or cash collateral deposit in an amount equal to all such net proceeds on the first (1st) Business Day after it receives the applicable New Borrowing Base Notice in accordance with Section 2.07(d) and (B) then paying the remainder of such required prepayment and/or cash collateral amount in three (3) equal payments, with each such payment being due on the date that is 30 days, 60 days, and 90 days, respectively, following the date of receipt by the Borrower of the New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.
               (v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
               (vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
          (d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05 Fees.
          (a) Commitment Fees. Except as otherwise provided in Section 4.03(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest on the Notes or on other Obligations hereunder to exceed the Highest Lawful Rate, in which case such fees and interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC

Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest hereunder to exceed the Highest Lawful Rate, in which case such fees and interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent, including the fees set forth in the Fee Letters.
          (d) Arrangers Fees. The Borrower agrees to pay to the Arrangers, for their own accounts, fees payable in the amounts and at the times separately agreed upon in writing among the Borrower and the Arrangers, including the fees set forth in the Fee Letters.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs.
     Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01(a), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01,

Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to QRE MLP or any of its Subsidiaries or Affiliates (as to which the provisions of this Section 4.01(c) shall apply). Each of QRE MLP and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and any other Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such other Obligor in the amount of such participation.
     Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.

In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03 Deductions by the Administrative Agent; Defaulting Lenders.
          (a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.01(c), Section 4.02 or Section 12.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          (b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payment will be made to such Defaulting Lender until all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
          (c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
               (i) Fees otherwise payable pursuant to Section 3.05(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.
               (ii) The Commitment and the principal amount of the Loans and participation interests in Letters of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification (A) that would increase the Commitment or the Maximum Credit Amount of such Defaulting Lender or that would amend this Section 4.03(c)(ii) in any manner that would result in such Defaulting Lender’s right to vote as provided herein being further restricted or (B) requiring the consent of all Lenders or each adversely affected Lender which affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e. the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.
               (iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
                    (A) all or any part of such LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 6.02 are satisfied at such time and (z) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;
                    (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;
                    (C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.03 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
                    (D) if the applicable LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 4.03(c), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or
                    (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting

Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
          (d) So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii) (and Defaulting Lenders shall not participate therein).
          (e) In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary as a result of a Loan funding pursuant to Section 2.08(e), such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Obligors unto and in favor of the Administrative Agent for the benefit of the Lenders, the Secured Hedging Providers and the Secured Treasury Management Counterparties of all of the Obligors’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the applicable Obligor and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to applicable Obligor.
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
     Section 5.01 Increased Costs.
          (a) Eurodollar Changes in Law. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 5.02 Break Funding Payments. In the event of the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or the assignment or purchase of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor, upon request of the Borrower, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     Section 5.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Obligor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Obligor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, the Borrower or such other Obligor shall make such deductions and the Borrower or such other Obligor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A written demand under this Section 5.03(c) shall include a certificate of the Administrative Agent, a Lender or the Issuing Bank specifying the amount and description of such payment or liability under this Section 5.03.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Obligor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
     Section 5.04 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender fails to approve or consent to a requested amendment, waiver or other action (including increasing or maintaining the Borrowing Base) when the Supermajority Lenders have provided their approval or consent to such amendment, waiver or other action, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
Conditions Precedent
     Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
          (a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced on or prior to the Effective Date, the reasonable fees and expenses of Locke Lord Bissell & Liddell LLP, counsel to the Administrative Agent).
          (b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary or a Responsible Officer setting forth resolutions of its board of directors or managers or other relevant governing body with respect to the authorization of the Borrower and each other Obligor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, the officers of the General Partner (y) who are authorized to sign the Loan Documents to which each Obligor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, specimen signatures of such authorized officers, and the Organizational Documents of the General Partner and each Obligor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
          (c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner and each Obligor.
          (d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.
          (e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
          (f) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.
          (g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Schedule 1.02. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
               (i) be reasonably satisfied that the Security Instruments will create upon recording (A) first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report, (B) first priority, perfected Liens (subject only to Excepted Liens) on substantially all of the personal Property of the Borrower and its Subsidiaries, excluding deposit accounts, and (C) first priority, perfected Liens on all Equity Interests in the Borrower owned by QRE MLP and all other Equity Interests required to be pledged pursuant to Section 8.15(b); and
               (ii) have received certificates, together with undated, blank stock or equity powers for each such certificate, representing all of the issued and outstanding Equity Interests described in clause (i) above, and that are “certificated securities” under Section 8-102 of the Uniform Commercial Code in effect in the jurisdiction of the issuer of the relevant Equity Interest, as determined under Section 8-110(d) of the Uniform Commercial Code.
          (h) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

          (i) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.
          (j) The Administrative Agent shall have received an opinion of (i) Vinson & Elkins, L.L.P., special counsel to the Borrower, substantially in the form of Exhibit E-1 hereto, and (ii) local counsel for each state in which Mortgaged Property is located, substantially in the form of Exhibit E-2.
          (k) The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03.
          (l) The Administrative Agent shall have received (i) the Initial Financial Statements, (ii) projections of QRE MLP and its Subsidiaries, after giving effect to the Transactions, through the fiscal year ended December 31, 2015, which projections shall be reasonably satisfactory to the Administrative Agent, and (iii) the Initial Reserve Report accompanied by a certificate signed by a Responsible Officer covering the matters described in Section 8.12(c).
          (m) The Administrative Agent shall have received appropriate Uniform Commercial Code search certificates reflecting no prior Liens encumbering the Properties of the Obligors for each of the following jurisdictions: Delaware and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
          (n) The Administrative Agent shall have received evidence that the Borrower has entered into the Swap Agreements and confirmations described on Schedule 7.19 and that such Swap Agreements and confirmations have not been terminated.
          (o) The Administrative Agent shall have received (i) a certificate of a Responsible Officer certifying: (A) that the Transactions are being concurrently consummated in accordance with applicable law and the terms of the Transaction Documents (with all of the material conditions precedent thereto having been satisfied by the parties thereto); (B) that no provision of the Transaction Documents have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower, QRE MLP or the Lenders; and (C) that no more than $230,000,000 in the aggregate will be outstanding under this Agreement upon the Effective Date after giving effect to the consummation of the Transactions; (ii) a true and complete executed copy of each of the Transaction Documents (including all amendments thereto); (iii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Oil and Gas Properties; and (iv) such other related documents and information as the Administrative Agent shall have reasonably requested. The Transaction Documents shall be in form and substance satisfactory to the Administrative Agent.
          (p) The Administrative Agent shall have received evidence that QRE MLP shall have received at least $200,000,000 of net proceeds from the initial public offering of its Common Units.

          (q) The Administrative Agent shall have received evidence that (i) any reductions to the aggregated “Borrowing Bases” under the Quantum Funds Credit Agreements required pursuant to the terms thereof shall have occurred either before giving effect to, or substantially contemporaneously with, the consummation of the Transactions (the “QRF BB Reductions”) and (ii) any and all mandatory prepayments of loans outstanding under the Quantum Funds Credit Agreements resulting from the QRF BB Reductions shall be made on the Effective Date substantially contemporaneously with the closing of the Transactions.
          (r) The Administrative Agent shall have received evidence that all Liens on the Assets securing obligations under the Quantum Funds Credit Agreements shall be released upon the QRF BB Reductions and the making of the mandatory prepayments described in clause (q) above, and all Lien releases, UCC-3’s, or other documents or instruments necessary or desirable to effect such Lien releases shall have been executed and delivered to the Administrative Agent in form and substance satisfactory to the Arrangers.
          (s) The Administrative Agent shall have received a letter from Capitol Services evidencing the appointment of Capitol Services as authorized agent for service of process on each Obligor under each Loan Document to which it is a party.
          (t) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) on or before February 14, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate).
     Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including any Letter of Credit issued on the initial date of Borrowing), is subject to the satisfaction of the following conditions:
          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (b) The representations and warranties of each Obligor set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) as of such specified earlier date.
          (c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
     Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (c).
ARTICLE VII
Representations and Warranties
     Each of QRE MLP and the Borrower represents and warrants to the Lenders that:
     Section 7.01 Organization; Powers. Each of the General Partner and the Obligors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in or has applied to qualify to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
     Section 7.02 Authority; Enforceability. The Transactions are within each Obligor’s corporate, company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, stockholder, member or partner action (including, without limitation, any action required to be taken by any class of directors of the General Partner, any Obligor or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document and each Transaction Document to which each Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, members, partners or any class of directors or managers, whether interested or disinterested, of the General Partner, any Obligor or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the General Partner or any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the General Partner, the Obligors or their Properties, or give rise to a right thereunder to require any payment to be made by the General Partner or any Obligor and (d) will not result in the creation or imposition of any Lien on any Property of the General Partner or any Obligor (other than the Liens created by the Loan Documents).
     Section 7.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders the Initial Financial Statements, in form and substance reasonably satisfactory to the Administrative Agent.
          (b) Since December 31, 2009, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
          (c) No Obligor is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Obligor is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other agreement or instrument to which it is a party or by which it or any of its Property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.
     Section 7.05 Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the General Partner, QRE MLP or the Borrower, threatened against or affecting the General Partner or any Obligor or involving the Transactions as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that involve any Loan Document, any Transaction Documents or the Transactions.
     Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) no Property of QRE MLP or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.
          (b) no Property of QRE MLP or any of its Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the General Partner, QRE MLP or the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

          (c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of QRE MLP and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and QRE MLP and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
          (d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of QRE MLP or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the General Partner, QRE MLP or the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.
          (e) each of QRE MLP and the Borrower has taken reasonable steps to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of QRE MLP or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
          (f) to the extent applicable, all Property of QRE MLP and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and none of the General Partner, QRE MLP and the Borrower has any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.
          (g) neither QRE MLP nor any of its Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.
     Section 7.07 Compliance with the Laws and Agreements; No Defaults.
          (a) Each of the Borrower and the other Obligors is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Each of the Borrower and the other Obligors is not in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any other Obligor to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which the Borrower or any other Obligor or any of their Properties is bound.
          (c) No Default has occurred and is continuing.
     Section 7.08 Investment Company Act. Neither QRE MLP nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
     Section 7.09 Taxes. Each of the Borrower and the other Obligors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Obligor, as applicable, has set aside on its books adequate reserves in accordance with GAAP or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and each other Obligor in respect of Taxes and other governmental charges are, in the reasonable opinion of the General Partner, adequate. No Tax Lien has been filed and, to the knowledge of the General Partner, no claim is being asserted with respect to any such Tax or other such governmental charge.
     Section 7.10 ERISA.
          (a) QRE MLP, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
          (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
          (c) No act, omission or transaction has occurred which could result in imposition on QRE MLP, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or breach of fiduciary duty liability damages under section 409 of ERISA which civil penalty or tax could reasonably be expected to result in a Material Adverse Effect.
          (d) No ERISA Event with respect to any Plan has occurred or is reasonably likely to occur which could reasonably be expected to result in a Material Adverse Effect.
          (e) Full payment when due has been made of all amounts which QRE MLP, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
          (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of QRE MLP’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
          (g) Neither QRE MLP, any Subsidiary nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by QRE MLP, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
          (h) Neither QRE MLP, any Subsidiary nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
          (i) Neither QRE MLP, any Subsidiary nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
     Section 7.11 Disclosure; No Material Misstatements. Neither (a) any written information, report, financial statement, certificate, Borrowing Request, request for a Letter of Credit, exhibit or schedule furnished by or on behalf of any Obligor to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, (b) the Confidential Information Memorandum dated November 2010, nor (c) any statements or conclusions in any Reserve Report, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (i) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such forecast or projection (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be realized) and (ii) as to statements, information and reports supplied by third parties after the Effective Date, the Borrower represents only that it is not aware of any material misstatement or omission therein.
     Section 7.12 Insurance. QRE MLP has, and has caused all of its Subsidiaries to have, all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of QRE MLP and its Subsidiaries. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to property loss insurance.

     Section 7.13 Subsidiaries; General Partners. Except as set forth on Schedule 7.13 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which disclosure shall be a supplement to Schedule 7.13, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries and each Subsidiary of the Borrower is a Wholly-Owned Subsidiary. The General Partner is the only general partner of QRE MLP. The Borrower is a Wholly-Owned Subsidiary of QRE MLP.
     Section 7.14 Location of Business and Offices. The General Partner’s jurisdiction of organization is Delaware; the name of the General Partner as listed in the public records of its jurisdiction of organization is QRE GP, LLC; and the organizational identification number of the General Partner in its jurisdiction of organization is 4872554 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). QRE MLP’s jurisdiction of organization is Delaware; the name of QRE MLP as listed in the public records of its jurisdiction of organization is QR Energy, LP; and the organizational identification number of QRE MLP in its jurisdiction of organization is 4872553 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is QRE Operating, LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 4891741 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). Each of QRE MLP’s and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each of the Borrower’s Subsidiaries’ jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.13 (or as set forth in a notice delivered pursuant to Section 8.01(m)).
     Section 7.15 Properties; Titles, Etc.
          (a) Each of the Borrower and its Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and each of QRE MLP and its Subsidiaries has good title to all of its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.
          (b) All material leases and agreements necessary for the conduct of the business of QRE MLP and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such leases or agreements, which could reasonably be expected to have a Material Adverse Effect.
          (c) QRE MLP and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by QRE MLP or such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. QRE MLP and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
     Section 7.16 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by QRE MLP or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with customary industry practices (other than those the failure of which to maintain in accordance with this Section 7.16 could not reasonably be expected to have a Material Adverse Effect).
     Section 7.17 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.17 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require QRE MLP or any of its Subsidiaries to deliver, in the aggregate, one-fourth of one percent (0.25%) or more of QRE MLP’s and its Subsidiaries’ proved reserves (calculated at the Effective Date or the “as of” date of such certificates, as applicable) at some future time without then or thereafter receiving full payment therefor.

     Section 7.18 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.18, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity, except as disclosed in Schedule 7.18 or the most recently delivered Reserve Report), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months.
     Section 7.19 Swap Agreements. Schedule 7.19, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of QRE MLP and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. For purposes of this Section 7.19, the net mark-to-market value shall with respect to reports required to be delivered by the Borrower pursuant to Section 8.01(e), be calculated as of the date of the financial statements concurrently delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable.
     Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (i) to provide funds for the exploration, development and/or acquisition of oil and gas properties, including, without limitation, the acquisition by the Obligors of the Assets to be acquired pursuant to the Transaction Documents, including the repayment of debt assumed in connection with the acquisition of the Assets and (ii) for working capital and other general corporate purposes, including permitted Restricted Payments; provided that if the Borrowing Base Utilization Percentage is equal to or exceeds 95% before or after giving effect to the requested Loan or Letter of Credit, then no proceeds of any Loan or any Letter of Credit shall be used to fund Restricted Payments under Section 9.04. QRE MLP and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
     Section 7.21 Solvency. After giving effect to the Transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that are expected to reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the other Obligors, taken as a whole, exceed the aggregate Debt of the Borrower and the other Obligors on a consolidated basis, (b) each of the Borrower and the other Obligors have not incurred and do not intend to incur, and do not believe that it has incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it expects to receive and the amounts it expects to be payable on or in respect of its liabilities, and giving effect to amounts that it expects could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the other Obligors do not have (and do not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
     Section 7.22 Anti-Terrorism Laws.
          (a) Neither QRE MLP nor the Borrower is, and to the knowledge of the General Partner, none of QRE MLP’s or the Borrower’s Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.
          (b) Neither QRE MLP nor the Borrower is, and to the knowledge of the General Partner, none of QRE MLP’s or the Borrower’s Affiliates, officers, directors, brokers or other agent of QRE MLP or the Borrower acting or benefiting in any capacity in connection with the Loans is, any of the following:
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Obligor and, to the knowledge of the General Partner, no broker or other agent of any Obligor acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VIII
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of QRE MLP and the Borrower covenants and agrees with the Lenders that:
     Section 8.01 Financial Statements; Ratings Change; Other Information. QRE MLP or the Borrower will furnish to the Administrative Agent and each Lender:
          (a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of QRE MLP (provided, if QRE MLP is granted an extension pursuant to SEC Rule 12b-25 regarding the filing a Form 10-K following the end of given fiscal year, such annual consolidated financial statements shall be provided within 105 days after the end of such fiscal year) its audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of QRE MLP and its Consolidated Subsidiaries in accordance with GAAP.
          (b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, QRE MLP’s consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of QRE MLP, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
          (c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto setting forth the calculation of the Current Ratio and the Leverage Ratio and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

          (d) Certificate of Financial Officer — Consolidating Information. If, at any time, each Subsidiary of each of QRE MLP and the Borrower are not a Consolidated Subsidiary, respectively, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of QRE MLP.
          (e) Certificate of Financial Officer — Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of QRE MLP and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
          (f) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
          (g) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other material report or letter submitted to the General Partner, QRE MLP, the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of QRE MLP, the Borrower or any such Subsidiary, and a copy of any response by the General Partner, QRE MLP, the Borrower, any such Subsidiary or the Board of Directors (or similar governing body) of any of the foregoing, to such material report or letter.
          (h) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by QRE MLP with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange.
          (i) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the partnership agreement, certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the General Partner or any Obligor.1
          (j) Notices Under Material Agreements. Promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to any Person by any Obligor or the General Partner pursuant to the terms of any preferred stock designation,

[1]	Was previously clause (o).

indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
          (k) Notice of Sales of Oil and Gas Properties. In the event QRE MLP, the Borrower or any of its Subsidiaries enters into any agreement to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary of QRE MLP or the Borrower in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.
          (l) Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.
          (m) Information Regarding the Obligors. Prompt written notice (and in any event within ten (10) days after) of any change in the General Partner’s or any Obligor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, in the location of the General Partner’s or any Obligor’s chief executive office or principal place of business, in the General Partner’s or any Obligor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, in the General Partner’s or any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and in the General Partner’s or any Obligor’s federal taxpayer identification number.
          (n) Production Report and Lease Operating Statements. Within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
          (o) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
     Section 8.02 Notices of Material Events. A Responsible Officer will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting QRE MLP, the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, has a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected to result in liability in excess of the lesser of $10,000,000 and a dollar amount equal to five percent (5%) of the Borrowing Base, not fully covered by insurance, subject to normal deductibles;
          (c) after it becomes aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding $1,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 8.03 Existence; Conduct of Business. QRE MLP (and the General Partner) will, and will cause each other Obligor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.
     Section 8.04 Payment of Obligations. QRE MLP will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of QRE MLP and all of its Subsidiaries before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, QRE MLP or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of QRE MLP or any of its Subsidiaries.
     Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and QRE MLP and the Borrower will, and will cause each other Obligor to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
     Section 8.06 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each of its Subsidiaries to:
          (a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
          (b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and preserve, maintain and keep, or make reasonable and customary efforts to cause to be preserved, maintained and kept, in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties.
          (c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do, or make reasonable and customary efforts to cause to be done, all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expect to result in a Material Adverse Effect.
          (d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
          (e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.
     Section 8.07 Insurance. QRE MLP will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent, as agent for the Lenders, as an “additional insured” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.
     Section 8.08 Books and Records; Inspection Rights. QRE MLP will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. QRE MLP will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested.
     Section 8.09 Compliance with Laws. QRE MLP will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.10 Environmental Matters.
          (a) QRE MLP shall, as to its self, at its own expense, and the Borrower shall at its own expense, comply, and shall cause its Properties and operations and each Subsidiary of the Borrower and each such Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, where the failure to comply could be reasonably expected to have a Material Adverse Effect; not dispose of or otherwise release, and shall cause each such Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of QRE MLP’s, the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by QRE MLP’s, the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; timely obtain or file, and shall cause each Subsidiary of the Borrower to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of QRE MLP’s, the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; promptly commence and diligently prosecute to completion, and shall cause each Subsidiary of the Borrower to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of QRE MLP’s, the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and establish and implement, and shall cause each Subsidiary of the Borrower to establish and implement, such procedures as may be necessary to determine and assure that QRE MLP’s, the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
          (b) The General Partner will promptly, but in no event later than ten (10) days after the General Partner’s knowledge of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against QRE MLP, the Borrower or its Subsidiaries or their Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if the General Partner reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance or other means of recovery or reimbursement acceptable to the Lenders, subject to normal deductibles.
          (c) QRE MLP and the Borrower will, and will cause each Subsidiary of the Borrower to, provide environmental audits and tests in accordance with applicable American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.
     Section 8.11 Further Assurances.
          (a) QRE MLP will, and will cause each other Obligor to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Obligors in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.
          (b) Each of QRE MLP and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Obligor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
     Section 8.12 Reserve Reports.
          (a) On or before March 15 and September 15 of each year, commencing March 15, 2011, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31 and June 30, respectively. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers or by or under the supervision of an Internal Petroleum Engineer and audited by one or more Approved Petroleum Engineers, and the June 30 Reserve Report of each year shall be prepared by or under the supervision of an Internal Petroleum Engineer who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.
          (b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of an Internal Petroleum Engineer who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
          (c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:
               (i) there are no statements or conclusions in the Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate;
               (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03;
               (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.17 with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require QRE MLP or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;
               (iv) none of the Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of the Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent;
               (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.18 had such agreement been in effect on the date hereof; and
               (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent.
     Section 8.13 Title Information.

          (a) On or before the date of delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty percent (80%) of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.
          (b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g), (h) and (j) of such definition) having an equivalent value or deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.
          (c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of such remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Administrative Agent and approved by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on eighty percent (80%) of the value of the proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
     Section 8.14 Collateral; Parent Guaranty. QRE MLP shall (a) at all times unconditionally guarantee the prompt payment and performance of the Obligations pursuant to the Guaranty Agreement and (b) grant to the Administrative Agent, pursuant to the Guaranty Agreement, a perfected, first-priority security interest in 100% of the issued and outstanding Equity Interests in the Borrower. In connection therewith, QRE MLP shall (i) execute and deliver the Guaranty Agreement, (ii) pledge 100% of the issued and outstanding Equity Interests in the Borrower (including, without limitation, delivery of original equity certificates evidencing such Equity Interests, together with an appropriate undated stock power for each certificate duly executed in blank by QRE MLP), and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
     Section 8.15 Additional Collateral; Additional Obligors.
          (a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least eighty percent (80%) of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Obligations a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the proviso at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien created by the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
          (b) The Borrower shall cause (i) each of its Subsidiaries to unconditionally guarantee, on a joint and several basis, the prompt payment and performance of the Obligations pursuant to the Guaranty Agreement and to grant a security interest in its assets pursuant to the Security Agreement and (ii) all of the issued and outstanding Equity Interests in each Subsidiary of the Borrower to be subject to a perfected, first-priority security interest in favor of the Administrative Agent pursuant to the Guaranty Agreement. In connection therewith, the Borrower shall, or shall cause its Subsidiaries, to promptly, but in any event within ten (10) days after the creation or acquisition (or other similar event) of any Subsidiary, execute and deliver an amendment or a supplement to the Guaranty Agreement and the Security Agreement as required by the Administrative Agent, pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock or equity certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
          (c) QRE MLP and the Borrower will at all times cause the other material tangible and intangible assets (other than deposit accounts) of QRE MLP, the Borrower and each Subsidiary to be subject to a Lien created by the Security Instruments.
     Section 8.16 ERISA Compliance. QRE MLP will promptly furnish and will cause each of its Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a)

upon becoming aware of the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code which could reasonably be expected to result in a Material Adverse Effect, in connection with any Plan or any trust created thereunder, a written notice signed by the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.
     Section 8.17 Swap Agreements. The Borrower shall maintain the hedge position established by the Swap Agreements required under Section 6.01(n) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby, except as permitted in Section 9.18.
     Section 8.18 Marketing Activities. Neither QRE MLP or the Borrower will, and will not permit any Subsidiary to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the Borrower and its Subsidiaries with respect to the counterparty thereto.
     Section 8.19 Patriot Act. The Borrower will, and will cause each other Obligor to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
     Section 8.20 Post-Closing Conditions. So long as the Borrower has delivered, on or before the Effective Date, title information in form and substance satisfactory to the Administrative Agent covering at least sixty-eight percent (68%) of the total value of the proved Oil and Gas Properties evaluated by the Initial Reserve Report, then the Borrower shall be permitted to, and agrees that it shall, deliver additional title information in form and substance satisfactory to the Administrative Agent resulting in the delivery of satisfactory title information covering at least eighty percent (80%) of the total value of the proved Oil and Gas Properties evaluated by the Initial Reserve Report on or before the forty-fifth (45th) day after the Effective Date (or by such later date as may be agreed to by the Administrative Agent in its sole discretion), but such later date shall not exceed the ninetieth (90th) day after the Effective Date unless otherwise approved by the Majority Lenders.
ARTICLE IX
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of QRE MLP and the Borrower covenants and agrees with the Lenders that:
     Section 9.01 Financial Covenants.
          (a) Ratio of Total Debt to EBITDAX. QRE MLP will not, as of any date of determination, permit its ratio (the “Leverage Ratio”) of Total Debt as of such date to EBITDAX for the four (4) fiscal quarter period ending on the last day of the immediately preceding fiscal quarter, for which financial statements are available, to be greater than 4.0 to 1.0.
          (b) Current Ratio. QRE MLP will not permit, as of the last day of any calendar quarter, its ratio (the “Current Ratio”) of consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) as of such date to consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under this Agreement) as of such date to be less than 1.0 to 1.0.
     Section 9.02 Debt. QRE MLP will not, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:
          (a) the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents.
          (b) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties in the ordinary course of business.
          (c) intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged (other than pursuant to a Security Instrument) to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement.
          (d) endorsements of negotiable instruments for collection in the ordinary course of business.

          (e) Debt under Synthetic Leases to the extent permitted by Section 9.07.
          (f) Debt under Capital Leases not to exceed $10,000,000 in the aggregate at any one time outstanding.
          (g) other Debt not to exceed $25,000,000 in the aggregate at any one time outstanding.
          (h) Unsecured Debt of up to $400,000,000 in the aggregate of the Borrower or its Subsidiaries; provided that (i) no Event of Default has occurred and is continuing or would occur after giving effect to the incurrence of such Debt, (ii) after giving effect to the incurrence of such Debt on a pro forma basis, QRE MLP shall be in compliance with the covenants set forth in Section 9.01, (iii) the maturity date for such Debt shall not be earlier than seven (7) years after the incurrence thereof, (iv) for each $1.00 of such Debt incurred, the Borrowing Base shall be reduced, effective immediately upon the incurrence of such Debt, by $0.30 and any mandatory prepayments required by Section 3.04(c)(iii) shall be made concurrently therewith, and (v) the interest rates and other terms of such Debt shall be reasonably acceptable to the Administrative Agent.
     Section 9.03 Liens. QRE MLP will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
          (a) Liens securing the payment of any Obligations.
          (b) Excepted Liens.
          (c) Liens securing Capital Leases permitted by Section 9.02(f), but only on the Property under lease.
          (d) Liens on Property not constituting Collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(c) shall not exceed $10,000,000 at any time; provided further, that no Lien under this Section 9.03(c) shall secure obligations under a Swap Agreement.
     Section 9.04 Restricted Payments. QRE MLP will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any distribution of its Property to its Equity Interest holders, except QRE MLP may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), any Subsidiary of QRE MLP may make Restricted Payments to QRE MLP or to any other Subsidiary of QRE MLP, QRE MLP may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of QRE MLP and Quantum Resources Management, LLC and so long as no Borrowing Base Deficiency or Event of Default has occurred and is continuing, or would exist after giving effect thereto, and the Borrowing Base Utilization is less than 95% before and after giving effect thereto, (a) the Borrower may declare and pay cash distributions to QRE MLP, (b)

QRE MLP may declare and pay cash distributions to its Partners and (c) QRE MLP may declare and pay cash dividends with respect to its Equity Interests, in each case to the extent of Available Cash.
     Section 9.05 Investments, Loans and Advances. QRE MLP will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
          (a) Investments reflected in the Initial Financial Statements or which are disclosed to the Lenders in Schedule 9.05.
          (b) accounts receivable arising in the ordinary course of business.
          (c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.
          (d) commercial paper maturing within one year from the date of creation thereof rated A2 or P2 by S&P or Moody’s.
          (e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.
          (f) deposits in money market funds investing primarily in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).
          (g) Investments made by QRE MLP in or to the Borrower or by the Borrower in or to the Guarantors and made by any Subsidiary in or to the Borrower or any Guarantor, including, in each case any Person which will, substantially contemporaneously with such Investment, become a Guarantor.
          (h) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(h) exceeds $250,000.
          (i) subject to the limits in Section 9.06, Investments in direct ownership interests in Oil and Gas Properties and gas gathering systems relating to the Borrower’s or its Subsidiaries Oil and Gas Properties or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States and Canada.
          (j) subject to the limits in Section 9.06 and Section 9.23, Investments (including, without limitation, capital contributions), in general or limited partnerships or other types of entities or joint ventures (each a “Venture”) entered into by the Borrower or a Subsidiary with others for the purpose of constructing and operating gathering and pipeline systems, treatment facilities, compression facilities and other related facilities for the treatment, transportation or storage of Hydrocarbons on the Borrower’s Oil and Gas Properties; provided that such Venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at the time of making thereof (net of any subsequent dispositions), an amount equal to the lesser of $20,000,000 and seven percent (7%) of the Borrowing Base.
          (k) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $1,000,000 in the aggregate at any time.
          (l) Subject to Section 9.23, other Investments not to exceed $2,000,000 in the aggregate at any time.
     Section 9.06 Nature of Business; No International Operations. The Borrower will not, and will not permit any of its Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any of its Subsidiaries to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States and Canada and their territorial waters. QRE MLP will not allow any material change to be made in the character of its business as a master limited partnership whose Subsidiaries are in the business of oil and gas exploration and production.
     Section 9.07 Limitation on Leases. QRE MLP will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $10,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.
     Section 9.08 Proceeds of Loans. Each of QRE MLP and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither QRE MLP nor the Borrower nor any Person acting on their behalf has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
     Section 9.09 ERISA Compliance. QRE MLP will not, and will not permit any of its Subsidiaries to, at any time:
          (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which QRE MLP, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
          (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of QRE MLP, any of its Subsidiaries or any ERISA Affiliate to the PBGC.
          (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, QRE MLP, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.
          (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.
          (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by QRE MLP, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
          (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.
          (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to QRE MLP or any of its Subsidiaries or with respect to any ERISA Affiliate of QRE MLP or any of its Subsidiaries if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

          (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.
          (i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.
          (j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that QRE MLP, any of its Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.
     Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, QRE MLP will not, and will not permit any of its Subsidiaries to, discount or sell (with or without recourse) to any Person other than the Borrower or any Guarantor of its notes receivable or accounts receivable.
     Section 9.11 Mergers, Etc. QRE MLP will not, and will not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”) or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate or discontinue its business; provided that (a) so long as no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto, any Wholly-Owned Subsidiary of the Borrower may participate in a consolidation with any other Wholly-Owned Subsidiary of the Borrower and the Borrower may participate in a consolidation with any Wholly-Owned Subsidiary of the Borrower so long as the Borrower is the surviving Person and (b) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
     Section 9.12 Sale of Properties. QRE MLP will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property except for:
          (a) the sale of Hydrocarbons in the ordinary course of business;
          (b) farmouts of undeveloped acreage and assignments in connection with such farmouts, in each case, in the ordinary course of business;
          (c) the sale or transfer of equipment that is obsolete, worn out or no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use and, in each case, is sold or transferred in the ordinary course of business;
          (d) sales or other dispositions (including Casualty Events), other than as provided in clauses (a) through (c), of Borrowing Base Properties or any interest therein or Subsidiaries owning Borrowing Base Properties; provided that with respect to any portion of such Borrowing Base Properties which are categorized as “proved, undeveloped,” “proved, developed, non-producing” or “proved, developed, producing,” 100% of the consideration received in respect of such sale or other disposition shall be cash or other Oil and Gas Properties of comparable value and reserve classification, the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Borrowing Base Property, interest therein or Subsidiary that is the subject of such sale or other disposition (as reasonably determined by the board of managers of the General Partner and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), if the aggregate value of all such Borrowing Base Properties, interest therein or Subsidiaries owning Borrowing Base Properties sold or disposed of exceed seven percent (7%) of the Borrowing Base then in effect during any period between two (2) successive Scheduled Redetermination Dates (for purposes of this clause (d) the Effective Date will be deemed to be a Scheduled Redetermination), then the Borrowing Base shall be reduced effective as set forth in Section 2.07(d) upon such sale or disposition, by an amount equal to the Borrowing Base value, if any, attributed by the Administrative Agent (and approved by the Required Lenders) to such Borrowing Base Properties in the current Borrowing Base based upon the most recently delivered Reserve Report, and if any such sale or other disposition is of a Subsidiary owning Borrowing Base Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and
          (e) sales and other dispositions of Properties not regulated by Section 9.12(a) through (d) having a fair market value not to exceed $5,000,000 during any 12-month period.
     Section 9.13 Environmental Matters. QRE MLP will not, and will not permit any of its Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
     Section 9.14 Transactions with Affiliates; Management Fees. QRE MLP will not, and will not permit any of its Subsidiaries to, enter into any transaction including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) (excluding agreements in effect on the Effective Date, services agreements, managerial agreements, operating agreements and arrangements with Affiliates relating to future acquisitions) unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The Borrower will not, and will not permit any of its Subsidiaries to, pay management and related fees, but excluding management fees, costs and expenses currently permitted as of the Effective Date under organizational documents and management agreements of the Borrower and its Affiliates, as such agreements and documents may be amended in the future; provided, that any amendment increasing the management and related fees shall require the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.
     Section 9.15 Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, create or acquire any additional Subsidiary unless such Subsidiary is a Wholly-Owned Subsidiary and the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.15(b). The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d) or (e). The Borrower will not, and will not permit any of its Subsidiaries to, have any Foreign Subsidiaries or any Subsidiaries other than Wholly-Owned Subsidiaries.
     Section 9.16 Negative Pledge Agreements; Dividend Restrictions. QRE MLP will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any contract, agreement or understanding creating Liens permitted by Section 9.03(c) or Section 9.03(d) (but only to the extent related to the Property on which such Liens were created), (c) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (d) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 9.12 pending the consummation of such sale or disposition, (e) customary provisions with respect to the distribution of Property in joint venture agreements, or (f) agreements entered into in connection with the incurrence of Debt permitted by and in accordance with Section 9.02(h), except to the extent such encumbrances or restrictions would relate to any Lien on any property of QRE MLP or its Subsidiaries in favor of the Administrative Agent and the Lenders.
     Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. QRE MLP will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, one percent (1.0%) or more of the Borrower’s proved reserves (calculated at the Effective Date or the “as of” date of such certificates, as applicable) at some future time without then or thereafter receiving full payment therefor.
     Section 9.18 Swap Agreements; Swap Agreement Terminations.
          (a) QRE MLP will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements with any Person other than:

               (i) Swap Agreements in respect of commodities (A) with an Approved Counterparty, (B) with a tenor not to exceed ten (10) years and (C) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, the greater of (1) 90% of the reasonably anticipated projected production from proved developed producing reserves constituting the Oil and Gas Properties evaluated in the most recently delivered Reserve Report for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately and (2) 85% of forecasted production from total proved reserves constituting Oil and Gas Properties evaluated in the most recently delivered Reserve Report for two (2) years from the date of determination for each of crude oil and natural gas, calculated separately and 75% of forecasted production from total proved reserves constituting Oil and Gas Properties evaluated in the most recently delivered Reserve Report thereafter for each of crude oil and natural gas, calculated separately (such amounts computed on a monthly basis) provided that, with respect to any year, maximum notional volumes under this Section 9.18(a)(i)(C) will be determined using the applicable calculation for such year regardless of the calculation applicable to the preceding or succeeding year and
               (ii) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of QRE MLP and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of QRE MLP and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.
          (b) In no event shall any Swap Agreement, other than the Swap Agreements with the Secured Hedging Providers which are secured by the Security Instruments, contain any requirement, agreement or covenant for QRE MLP or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.
          (c) QRE MLP shall, and shall require its Subsidiaries to, maintain the hedged positions established pursuant to Swap Agreements used to calculate the then effective Borrowing Base and shall, and shall require its Subsidiaries to, neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements unless the Borrower provides not less than ten (10) Business Days’ prior written notice of such intent to the Administrative Agent and the Lenders; provided that if the net effect of such assignment, termination or unwind (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of reducing the economic value supporting the Borrowing Base, then the Borrowing Base shall be simultaneously reduced in accordance with Section 2.07(e).

     Section 9.19 Transaction Documents. QRE MLP will not, and will not permit any of its Subsidiaries to, amend, modify or supplement any of the Transaction Documents if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).
     Section 9.20 Organizational Documents. QRE MLP will not, and will not permit any of its Subsidiaries to, amend, modify or supplement (or vote to enable, or take any other action to permit an amendment, modification or supplement of) any Organizational Document of the Borrower or any Subsidiary in a manner that would be adverse to the Lenders in any material respect.
     Section 9.21 Anti-Terrorism Law; Anti-Money Laundering.
          (a) QRE MLP shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the General Partner shall deliver to any Lender any certification or other evidence requested from time to time by such Lender confirming QRE MLP’s and its Subsidiaries’ compliance with this Section 9.21(a)).
          (b) QRE MLP shall not, and shall not permit any Subsidiary to, cause or permit any of the funds of QRE MLP, the Borrower or any of its Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Governmental Regulation.
     Section 9.22 Embargoed Person. QRE MLP shall not, and shall not permit any of its Subsidiaries to, permit (a) any of the funds or Properties of QRE MLP or any of its Subsidiaries that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Regulation promulgated thereunder, with the result that the investment in QRE MLP or any of its Subsidiaries (whether directly or indirectly) is prohibited by a Governmental Regulation, or the Loans would be in violation of a Governmental Regulation, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in QRE MLP or any of its Subsidiaries, with the result that the investment in QRE MLP or any of its Subsidiaries (whether directly or indirectly) is prohibited by a Governmental Regulation or the Loans are in violation of a Governmental Regulation.

     Section 9.23 Activities of QRE MLP. QRE MLP shall not at any time own any Hydrocarbon Interests or have any Subsidiaries other than the Borrower and its Subsidiaries.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:
          (a) The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
          (b) The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.
          (c) Any representation or warranty made or deemed made by or on behalf of QRE MLP, the Borrower or any other Obligor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.
          (d) QRE MLP or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(m), Section 8.02, Section 8.03(a) or in Article IX of this Agreement or Article VII of the Guaranty Agreement.
          (e) QRE MLP, the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer otherwise becoming aware of such default.
          (f) QRE MLP or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable and such failure continues beyond any applicable grace period.
          (g) Any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require QRE MLP or any of its Subsidiaries to make an offer in respect thereof and such event or condition continues beyond any applicable grace period.
          (h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the General Partner, the General Partner, QRE MLP, the Borrower or any other Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, QRE MLP, the Borrower or any other Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
          (i) The General Partner, QRE MLP, the Borrower or any other Obligor shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, QRE MLP, the Borrower or such other Obligor or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors or take any action for the purpose of effecting any of the foregoing; or any holder of any Equity Interest of the General Partner, QRE MLP, the Borrower or such Obligor shall make any request or take any action for the purpose of calling a meeting of the holders of the Equity Interests of the General Partner, QRE MLP, the Borrower or such other Obligor to consider a resolution to dissolve and wind-up the General Partner’s, QRE MLP’s, the Borrower’s or such Obligor’s affairs; or except in the case of a Subsidiary of the Borrower, be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including the General Partner, QRE MLP, the Borrower or any other Obligor) seeking termination, dissolution or liquidation.
          (j) The General Partner, QRE MLP, the Borrower or any other Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
          (k) One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the General Partner, QRE MLP, the Borrower or any other Obligor or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the General Partner, QRE MLP, the Borrower or any other Obligor to enforce any such judgment.

          (l) The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against QRE MLP, the Borrower or any other Obligor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or QRE MLP, the Borrower or any other Obligor or any of their Affiliates shall so state in writing.
          (m) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 in any year.
          (n) A Change in Control shall occur.
     Section 10.02 Remedies.
          (a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: terminate the Commitments, and thereupon the Commitments shall terminate immediately, and declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the other Obligors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the obligation to post cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and the other Obligors; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Obligors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the other Obligors.
          (b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
          (c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

               (i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
               (ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;
               (iii) third, pro rata to payment of accrued interest on the Loans;
               (iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) outstanding Obligations referred to in clause (b) of the definition of Obligations owing to a Secured Hedging Provider, (C) outstanding Obligations referred to in clause (c) of the definition of Obligations owing to a Secured Treasury Management Counterparty, and (D) cash collateral to be held by the Administrative Agent to secure the LC Exposure;
               (v) fifth, pro rata to any other Obligations; and
               (vi) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
The Agents
     Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Obligor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Responsible Officer or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Obligors or any other obligor or guarantor, or any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Required Lenders as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.07(c)(iii) or Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall receive written instructions from the Majority Lenders or the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.07(c)(iii) or Section 12.02) specifying the action to be taken and be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor any Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.07(c)(iii) or Section 12.02), and otherwise the

Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the approval of the Borrower (if no Event of Default exists) or in consultation with the Borrower (if an Event of Default exists) to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in the United States of America, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any other Obligor or Affiliate thereof as if it were not an Agent hereunder.
     Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any other Obligor of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or any other Obligor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Locke Lord Bissell & Liddell LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any other Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.
     Section 11.11 The Arrangers, the Syndication Agent and the Documentation Agents. The Arrangers, the Syndication Agent and the Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
               (i) if to the Borrower, to it at c/o QRE GP, LLC, 1401 McKinney, Suite 2400, Houston, Texas 77010, Attention of Chief Financial Officer, Telecopy No. (713) 452-2281;

               (ii) if to the Administrative Agent, to Wells Fargo at 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention: Douglas McDowell, Telecopy No. (713) 319-1925; and
               (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 12.02 Waivers; Amendments.
          (a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify in any manner Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata treatment of Lenders or the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 8.15, Section 10.02(c), Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vii) release any Obligor from its obligations under the Guaranty Agreement (except as set forth in the Guaranty Agreement), release any of the Collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.15(a) to less than 80%, without the written consent of each Lender and each Person that is adversely affected thereby, including a Secured Hedging Provider that is not a Lender or an Affiliate of a Lender at the time of such waiver or amendment, or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders”, “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender and each Person that is adversely affected thereby, including a Secured Hedging Provider that is not a Lender or an Affiliate of a Lender at the time of such waiver or amendment; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.13 (Subsidiaries and Partnerships) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders and Annex I may be amended upon delivery by the Administrative Agent of a revised Annex I in accordance with Section 12.04(b)(iv).
     Section 12.03 Expenses, Indemnity; Damage Waiver.
          (a) The Borrower shall pay, from time to time and on demand, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks (or similar service) expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) THE BORROWER AND EACH GUARANTOR SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN EXPENSES IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DATED OF EVEN DATE HEREWITH, WHICH EXPENSES SHALL ONLY BE PAID BY THE BORROWER TO THE EXTENT PROVIDED IN SECTION 12.03(a)) OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, THE FAILURE OF THE BORROWER OR ANY OTHER OBLIGOR TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER OBLIGOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, ANY OTHER ASPECT OF

THE LOAN DOCUMENTS, THE OPERATIONS OF THE BUSINESS OF THE BORROWER, THE OBLIGORS AND THEIR AFFILIATES BY THE BORROWER, THE OTHER OBLIGORS AND THEIR AFFILIATES, ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, ANY OTHER OBLIGOR OR THEIR AFFILIATES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, THE BREACH OR NON-COMPLIANCE BY THE BORROWER, ANY OTHER OBLIGOR OR THEIR AFFILIATES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, ANY OTHER OBLIGOR OR THEIR AFFILIATES, THE PAST OWNERSHIP BY THE BORROWER, ANY OTHER OBLIGOR OR THEIR AFFILIATES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER, ANY OTHER OBLIGOR OR THEIR AFFILIATES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER, ANY OTHER OBLIGOR OR ANY OF THEIR AFFILIATES, ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY OTHER OBLIGOR OR ANY OF THEIR AFFILIATES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE BORROWER, ANOTHER OBLIGOR OR AN AFFILIATE THEREOF, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, such Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Arranger or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, neither the Borrower nor any other Obligor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section 12.03 shall be payable not later than five (5) days after written demand therefor.
     Section 12.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders.
               (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) if an Event of Default has occurred and is continuing; and

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.
               (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the (x) assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and (y) assignee Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be at least $5,000,000, in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it is not currently a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee is already a Lender), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
          (c) Participations.
               (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.
          (d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 12.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by the Borrower or any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
          (b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower and each other Obligor shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
     Section 12.06 Counterparts; Integration; Effectiveness.
          (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          (b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          (c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or as an attachment to an email shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Obligor against any of and all the obligations of the Borrower or any other Obligor owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
     Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW

YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
          (c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW SUCH SERVICE SHALL BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
          (d) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
     Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent requested by any regulatory authority or in connection with a pledge or assignment permitted by Section 12.04(d), to the extent required by applicable laws or regulations or by any subpoena or similar legal process, to any other party to this Agreement or any other Loan Document, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, subject to an agreement containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, with the consent of the Borrower or to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any other Obligor relating to the Borrower or any other Obligor and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Obligor; provided that, in the case of information received from the Borrower or any Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
     Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
     Section 12.14 Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Hedging Providers and the Secured Treasury Management Counterparties on a pro rata basis (subject to the priorities set out in Section 10.02(c)) in respect of any Obligations of the Borrower or any other Obligor which arises under any such Swap Agreement or Treasury Management Agreement. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Treasury Management Agreements. Each Lender, on behalf of itself and its Affiliates who are Secured Hedging Providers, and each Secured Hedging Provider, by accepting the benefits of the Collateral, hereby agrees that the Obligors may grant security interests, covering all rights of the Obligors in Swap Agreements with any Lender or Secured Hedging Provider, to the Administrative Agent under the Security Instruments to secure the Obligations, notwithstanding any restriction on such security interests under any Swap Agreement or Treasury Management Agreement.
     Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any other Obligor, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries under the Loan Documents.
     Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the General Partner, the Borrower and each other Obligor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the General Partner, the Borrower and each other Obligor, which information includes the name and address of each such Person and other information that will allow such Lender to identify each such Person in accordance with the Patriot Act.
     Section 12.17 No Fiduciary Duty. Each Lender and its respective Affiliates (collectively, solely for purposes of this Section 12.18, the “Lenders”) may have economic interests that conflict with those of the Obligors. Each Obligor agrees that nothing in any Loan Document, any Hedging Agreement with any Secured Hedging Provider or any Treasury Management Agreement will be deemed to create an advisory, fiduciary or agency relationship between Lenders and the Obligors, their partners or their Affiliates. Each Obligor acknowledges and agrees that (a) the transactions with Lenders contemplated by the Loan Documents, the Hedging Agreements with Secured Hedging Providers and the Treasury Management Agreements are arm’s-length commercial transactions between Lenders, on the one hand, and the applicable Obligors, on the other, (b) in connection therewith and with the process leading to such transactions each Lender is acting solely as a principal and not the agent or fiduciary of any Obligor, or of any Obligor’s management, partners, creditors or other Affiliates, (c) no Lender has assumed a fiduciary responsibility in favor of any Obligor with respect to the transactions with Lenders contemplated by the Loan Documents, any Hedging Agreement or any Treasury Management Agreements or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising any Obligor on other matters) and (d) such Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Each Obligor agrees that it will not claim that any Lender owes a fiduciary duty to such Obligor in connection with the Loan Documents, any Hedging Agreement or any Treasury Management Agreement or the process leading thereto.
[SIGNATURES BEGIN NEXT PAGE]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	QRE OPERATING, LLC

	By:	/s/ Cedric W. Burgher

	Name:	Cedric W. Burgher

	Title:	Chief Financial Officer

Signature Page to Credit Agreement

QRE MLP:	QR ENERGY, LP

	By:	QRE GP, LLC
its General Partner

		By:	/s/ Cedric W. Burgher
		Name:	Cedric W. Burgher
		Title:	Chief Financial Officer
Signature Page to Credit Agreement

GENERAL PARTNER:	QRE GP, LLC

	By:	/s/ Cedric W. Burgher
	Name:	Cedric W. Burgher
	Title:	Chief Financial Officer
Signature Page to Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent and a Lender

	By:	/s/ Scott Hedges
	Name:	Scott Hedges
	Title:	Director Senior Relationship Manager
Signature Page to Credit Agreement

SYNDICATION AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A. as Syndication Agent and a Lender

	By:	/s/ Brian Orlando
	Name:	Brian Orlando
	Title:	Authorized Officer
Signature Page to Credit Agreement

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory
Signature Page to Credit Agreement

LENDER:	THE ROYAL BANK OF SCOTLAND plc

	By:	/s/ Mark Lumpkin, Jr.
	Name:	MARK LUMPKIN, JR.
	Title:	VICE PRESIDENT
Signature Page to Credit Agreement

LENDER:	TORONTO DOMINION (NEW YORK) LLC

	By:	/s/ Jackie Barrett
	Name:	JACKIE BARRETT
	Title:	AUTHORIZED SIGNATORY
Signature Page to Credit Agreement

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Vice President
Signature Page to Credit Agreement

LENDER:	BANK OF SCOTLAND plc

	By:	/s/ Julia R Franklin
	Name:	Julia R Franklin
	Title:	Assistant Vice President
Signature Page to Credit Agreement

LENDER:	BANK OF MONTREAL

	By:	/s/ Kevin Utsey
	Name:	Kevin Utsey
	Title:	Vice President
Signature Page to Credit Agreement

LENDER:	BNP PARIBAS

	By:	/s/ Juan Carlos Sandoval
	Name:	Juan Carlos Sandoval
	Title:	Vice President

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President
Signature Page to Credit Agreement

LENDER:	CAPITAL ONE, N.A.

	By:	/s/ Matthew L. Molero
	Name:	Matthew L. Molero
	Title:	Vice President
Signature Page to Credit Agreement

LENDER:	CITIBANK, N.A.

	By:	/s/ Thomas Benavides
	Name:	Thomas Benavides
	Title:	Senior Vice President
Signature Page to Credit Agreement

LENDER:	COMERICA BANK

	By:	/s/ Justin Crawford
	Name:	Justin Crawford
	Title:	Vice President
Signature Page to Credit Agreement

LENDER:	ING CAPITAL LLC

	By:	/s/ Charles Hall
	Name:	Charles Hall
	Title:	Managing Director
Signature Page to Credit Agreement

LENDER:	UNION BANK, N.A.

	By:	/s/ Brian Caddell
	Name:	Brian Caddell
	Title:	Assistant Vice President
Signature Page to Credit Agreement

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

		Initial
	Applicable	Borrowing Base	Maximum Credit
Name of Lender	Percentage	Amount	Amounts
Wells Fargo Bank, National Association	10.00%	$30,000,000.00	$75,000,000.00
JPMorgan Chase Bank, N.A.	10.00%	$30,000,000.00	$75,000,000.00
Royal Bank of Canada	8.66%	$26,000,000.00	$64,950,000.00
The Royal Bank of Scotland plc	8.66%	$26,000,000.00	$64,950,000.00
Toronto Dominion (New York) LLC	8.66%	$26,000,000.00	$64,950,000.00
Bank of America N.A.	6.00%	$18,000,000.00	$45,000,000.00
Bank of Scotland plc	6.00%	$18,000,000.00	$45,000,000.00
Bank of Montreal	6.00%	$18,000,000.00	$45,000,000.00
BNP Paribas	6.00%	$18,000,000.00	$45,000,000.00
Capital One, N.A.	6.00%	$18,000,000.00	$45,000,000.00
Citibank, N.A.	6.00%	$18,000,000.00	$45,000,000.00
Comerica Bank	6.00%	$18,000,000.00	$45,000,000.00
ING Capital LLC	6.00%	$18,000,000.00	$45,000,000.00
Union Bank, N.A.	6.00%	$18,000,000.00	$45,000,000.00
TOTAL	100%	$300,000,000.00	$750,000,000.00
Annex I-1

EXHIBIT A
FORM OF NOTE

$[ ]	[ ], 201[ ]
     FOR VALUE RECEIVED, QRE OPERATING, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [                      ] (the “Lender”), at the office of Wells Fargo Bank, National Association (the “Administrative Agent”), at [                      ], the principal sum of [                      ] Dollars ($[                      ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.
     This Note is one of the Notes referred to in the Credit Agreement dated as of December 17, 2010 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]
Exhibit A-1

QRE OPERATING, LLC
By:
Name:
Title:

Exhibit A-2

EXHIBIT B
FORM OF BORROWING REQUEST
[                      ], 201[  ]
     QRE OPERATING, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of December 17, 2010 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:
     (i) Aggregate amount of the requested Borrowing is $[                      ];
     (ii) Date of such Borrowing is [                      ], 20[  ];
     (iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
     (iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                      ];
     (v) Amount of Borrowing Base in effect on the date hereof is $[                      ];
     (vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                      ];
     (vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[  ]; and
     (viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a) of the Credit Agreement, is as follows:
     [                                          ]
Exhibit B-1

     The undersigned certifies that she/he is the [                      ] of the General Partner, and that as such she/he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

QRE GP, LLC
By:
Name:
Title:

Exhibit B-2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[                      ], 201[  ]
     QRE OPERATING, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of December 17, 2010 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Assocation, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:
     (i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                      ];
     (ii) The effective date of the election made pursuant to this Interest Election Request is [                      ], 20[ ];[and]
     (iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]
     [(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                      ]].
     The undersigned certifies that she/he is the [                      ] of the General Partner, and that as such she/he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

QRE GP, LLC
By:
Name:
Title:

Exhibit C-1

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
     With reference to the Credit Agreement dated as of December 17, 2010 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among QRE Operating, LLC, as borrower (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto(each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified). The undersigned hereby certifies that she/he is the [                      ] of the General Partner and that as such she/he is authorized to execute this certificate on behalf of the Borrower and the undersigned represents and warrants as follows:
     (a) The representations and warranties of QRE MLP and the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower, any other Obligor or any Subsidiary pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.
     (b) The Borrower and each other Obligor has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].
     (c) Since [same date as the financial statements in Section 7.04(a)], no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any other Obligor which could reasonably be expected to have a Material Adverse Effect [or specify event].
     (d) There exists no Default or Event of Default [or specify Default and describe].
     (e) Attached hereto are the detailed computations necessary to determine whether QRE MLP is in compliance with Section 9.01 and Section 8.15 as of the end of the [fiscal quarter][fiscal year] ending [            ].
     EXECUTED AND DELIVERED this [            ] day of [            ].
[Signature Page Follows]
Exhibit D-1

QRE GP, LLC
By:
Name:
Title:

Exhibit D-2

EXHIBIT E-1
FORM OF LEGAL OPINION OF VINSON AND ELKINS, L.L.P.

Exhibit E-1-1

EXHIBIT E-2
FORM OF LEGAL OPINION OF LOCAL COUNSEL

Exhibit E-2-1

EXHIBIT F
FORM OF GUARANTY AND PLEDGE AGREEMENT

Exhibit F-1

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	QRE Operating, LLC

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of December 17, 2010 among QRE Operating, LLC the Lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent

[2]	Select as applicable

Exhibit G-1

6. Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
Commitment	Commitment/Loans	Commitment/Loans	of
Assigned	for all Lenders	Assigned	Commitment/Loans[3]

	$	$	%

	$	$	%

	$	$	%

     Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G-2

[Consented to and]4 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

QRE OPERATING, LLC

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit G-3

ANNEX I
DECEMBER 17, 2010 CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of QRE MLP, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by QRE MLP, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit G-4

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G-5